CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 78 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 20, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Reports to Shareholders of the Global Bond Fund, International Bond Fund and Emerging Markets Bond Fund (comprising T. Rowe Price International Funds, Inc.), which are incorporated by referenced into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
April 20, 2000